Exhibit 99.2

Consent of Director Nominee

Newmark Group, Inc. is filing a Registration Statement on Form S-1 (SEC File No. 333-221078) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the initial public offering of Class A common stock of Newmark Group, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Newmark Group, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Michael Snow
Name: Michael Snow